SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

            SEC File Number                      CUSIP NUMBER
               0-17594                              02341M204

            (Check One):
       [ ] Form 10-K and Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F
               [X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

For Period Ended:  February 28, 1998
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[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:
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Read attached instruction sheet before preparing form.  Please print of type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Entire Form
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Part I.  Registrant Information

Full name of registrant  AMCOR Capital Corporation
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Former name if applicable
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Address of principal executive office (Street and number)
                          52300 Enterprise Way
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City, State and Zip Code  Coachella, California 92236
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Part II.  Rule 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (C) the accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

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Part III.  Narrative
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   State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The quarter ended February 28, 1998 was the first quarter to include the operations of TransPacific Environmental, Inc. ("TransPacific"). TransPacific was acquired by AMCOR Capital Corporation ("AMCOR") on November 25, 1997. The integration of TransPacific's accounting and reporting into the consolidated accounting and reporting of AMCOR has required additional time and personnel. AMCOR anticipates not meeting the required filing date for the quarter ending February 28, 1998 because of the additional administrative effort required for the consolidation of TransPacific.

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Part IV.  Other Information
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   (1) Name and telephone number of person to contact in regard to this notification

Fred H. Behrens                               760-398-9520
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   (name)                                (Area code) (Telephone number)

   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? if the answer is no, identify report(s).
                                               [X] Yes   [ ] No
   (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               [ ] Yes   [X] No

   If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        AMCOR Capital Corporation
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                 (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 15, 1998               /s/Fred H. Behrens
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                                    Fred H. Behrens,
                                     Chairman and Chief Executive Officer
                                     a California corporation

Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.